UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GUARANTY FINANCIAL GROUP INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1300 MoPac Expressway South
Austin, Texas 78746
September 5, 2008

Dear Stockholder:

We entered into agreements to raise approximately $600 million in the aggregate through the sale of equity and debt securities. We entered into (i) an investment agreement with an institutional investor to sell 7,423,333 shares of our common stock for aggregate consideration of $38.4 million and additional shares of our Series B Mandatory Convertible Perpetual Cumulative Preferred Stock, assuming full conversion, the investor will hold approximately 19.9% of our common stock, (ii) investment agreements with several institutional investors to sell approximately 5.54 million shares of our Series B Mandatory Convertible Perpetual Cumulative Preferred Stock for aggregate consideration of $286.6 million, and (iii) a purchase agreement with several institutional investors to sell units consisting of subordinated notes of our subsidiary, Guaranty Bank, and 638,000 shares of our Series B Mandatory Convertible Perpetual Cumulative Preferred Stock for aggregate consideration of $275 million.

Upon approval by our stockholders of the proposal discussed in the attached proxy statement our issued Series B Preferred Stock and future issuances of Series B Preferred Stock under the investment agreements and the purchase agreement will automatically convert into shares of our common stock at $5.17 per share. Our issued Series B Preferred Stock will convert into approximately 61.82 million shares of our common stock.

A Special Meeting of Stockholders of Guaranty Financial Group Inc. will be held at our offices, 8333 Douglas Avenue, Dallas, Texas 75225 on September 29, 2008, at 9:30 a.m., local time, at which we will ask holders of shares of our common stock to consider and vote on a proposal to approve the mandatory conversion of the preferred stock into our common stock. Each of the institutional investors has agreed to vote all of their beneficially owned shares of common stock in favor of the proposal. OUR BOARD OF DIRECTORS HAS APPROVED THIS PROPOSAL AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THIS PROPOSAL. Please read the attached proxy statement carefully for information about the proposal we are asking you to consider and vote upon. Your vote is important. A quorum of a majority of the issued and outstanding common stock is required for the transaction of business by stockholders at the special meeting. The approval of the convertibility of the preferred stock into our common stock, as further described in the attached proxy statement, will require the affirmative vote of the holders of a majority of the stock having voting power present at the meeting in person or by proxy. Failure to vote or a broker non-vote will not affect whether this proposal is approved, but an abstention will have the same effect as a vote against this proposal.

We request all stockholders entitled to vote, even if planning to attend the special meeting, to submit a proxy by using the Internet, the telephone or by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please vote your shares through any of these methods. You may revoke your proxy at any time before it is voted. If you attend the meeting and vote in person, your vote will supersede any proxy you may have previously authorized.

Sincerely,

Kenneth R. Dubuque
Chairman, President and Chief Executive Officer

1300 MoPac Expressway South
Austin, Texas 78746
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held September 29, 2008

To Guaranty Financial Group Inc. Stockholders:

When and Where the Special Meeting of Stockholders Will be Held	The special meeting of our stockholders will be held at our offices located at 8333 Douglas Avenue, Dallas, Texas 75225, on September 29, 2008, at 9:30 a.m. local time.

Purpose of the Special Meeting	The special meeting will be held to approve the mandatory conversion of our Series B Mandatory Convertible Perpetual Cumulative Preferred Stock into shares of our common stock. Stockholder approval at this special meeting will apply to Series B Mandatory Convertible Perpetual Cumulative Preferred Stock we issued to investors and will issue to investors through our recent private placement transactions.

Who Can Attend and Vote	Our board of directors has fixed the close of business on August 29, 2008 as the record date for determining who is a stockholder entitled to receive notices about the special meeting and to vote at the special meeting. Only stockholders who own stock on the record date are entitled to receive notices about the special meeting and to vote at the special meeting. A list of the stockholders will be available at the meeting and for the ten days preceding the meeting at our offices, located at 1300 MoPac Expressway South, Austin, Texas 78746.

This item of business is more fully described in the proxy statement accompanying this Notice. Submission of this proposal to our stockholders is required under the terms of the investment agreements and the purchase agreement, each dated as of June 7, 2008, between Guaranty Financial Group Inc., Guaranty Bank and the investors in our recent private placement transactions described in the attached proxy statement.

Our board of directors recommends stockholders vote “FOR” Proposal 1.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting — this Proxy Statement is available at our website at www.guarantygroup.com.

If you need assistance in voting your shares, please call D. F. King & Co., Inc., our proxy solicitation firm, at (800) 290-6426.

Scott A. Almy
Secretary
September 5, 2008
Austin, Texas

Your vote is important. We invite you to attend the meeting in person. Whether or not you plan to attend, and no matter how many shares you own, please mark your vote on the enclosed proxy card, sign it, date it, and return it by mail or vote by telephone or on the Internet. If you attend the meeting, you may vote in person, even if you have previously submitted a proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Corporate Secretary a written revocation or a proxy with a later date or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded. Please see the instructions under Questions and Answers About these Proxy Materials and the Special Meeting.

1300 MoPac Expressway South
Austin, Texas 78746

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held On September 29, 2008

Our Board of Directors is soliciting proxies to be voted at the Special Meeting of Stockholders on September 29, 2008, at 9:30 am, and at any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Special Meeting of Stockholders. We are first sending the Notice, this proxy statement and the form of proxy enclosed to stockholders on or about September 5, 2008. As used in this proxy statement, the terms “Guaranty,” “we,” “us” and “our” refer to Guaranty Financial Group Inc.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE SPECIAL MEETING

Why am I receiving these materials?

Our board of directors is providing these proxy materials to you in connection with a special meeting of stockholders of Guaranty, to be held on September 29, 2008. As a stockholder of record of our common stock, we invite you to attend the special meeting and to vote on the proposal described in this proxy statement.

Are the proxy materials for our Special Meeting of Stockholders available on the Internet?

This proxy statement is available on our website at www.guarantygroup.com.

Who is entitled to vote and how many shares are eligible to be voted?

Only stockholders of record of our common stock at the close of business on August 29, 2008 will be entitled to vote at the special meeting. As of the record date of August 29, 2008, we had 44,715,066 shares of common stock outstanding. Each outstanding share of our common stock will entitle its holder to one vote on each matter to be voted on at the special meeting. The common stock is the only authorized voting security of Guaranty and each share of common stock is entitled to one vote on each matter properly brought before the special meeting.

What am I voting on?

You are voting on a proposal to approve the mandatory conversion of our Series B Mandatory Convertible Perpetual Cumulative Preferred Stock, which we issued in our recent private placement transactions, into shares of our common stock. In this proxy statement, we refer to approval of this proposal as the Stockholder Approval, and we refer to our Series B Mandatory Convertible Perpetual Cumulative Preferred Stock as the Series B Preferred Stock.

What securities did Guaranty issue in the private placement transactions?

On May 26, 2008, we entered into an investment agreement, which was amended on May 29, 2008, with TRT Financial Holdings, LLC and some of its affiliates, whom we refer to collectively as TRT, to sell 7,423,333 shares of our common stock at a per share price of $5.17 for an aggregate purchase price of approximately $38.4 million. We refer to this investment agreement as the initial TRT investment agreement. Under the initial TRT investment agreement, TRT agreed to purchase, and we agreed to sell, a number of shares of our Series B Preferred Stock, assuming full conversion and immediately following issuance, TRT will beneficially own 19.9% of our total outstanding common stock, which we refer to as TRT’s Top-Off Right. Also, under the initial TRT investment agreement, as long as TRT beneficially owns 5% of our issued and outstanding common stock, TRT has a preemptive right to purchase, pro rata, all or any part of our sale or issuance of specified securities until May 30, 2009. Subsequent to the initial TRT investment agreement, TRT purchased 1,103,242 shares of our Series B

Preferred Stock under the Investment Agreement with the Company dated June 7, 2008 and 126,962 shares of our Series B Preferred Stock under the Purchase Agreement with the Company dated June 7, 2008, as described below. Under the terms of the initial TRT investment agreement and TRT’s Top-Off Right, on or about September 29, 2008, TRT will purchase additional shares of Series B Preferred Stock and upon conversion of the Series B Preferred Stock, TRT will hold 19.9% of our common stock on a fully-diluted basis, which we refer to as TRT’s Top-Off Shares. Based on the number of shares of common stock outstanding as of August 29, 2008, we estimate that TRT will purchase approximately 147,497 shares of Series B Preferred Stock convertible into approximately 1,474,974 shares of our common stock upon receiving Stockholder Approval.

We entered into Investment Agreements, dated as of June 7, 2008, with several institutional investors, which we refer to in this proxy statement as the Stock Investors, to sell shares of our Series B Preferred Stock to the Stock Investors, and a Purchase Agreement, dated as of June 7, 2008, with several institutional investors, which we refer to in this proxy statement as the Unit Investors, to sell units consisting of subordinated notes of our subsidiary, Guaranty Bank, which we refer to in this proxy statement as Guaranty Bank, and shares of our Series B Preferred Stock to the Unit Investors. The Stock Investors and Unit Investors include several of our largest institutional stockholders, including TRT, Icahn Partners LP and some of its affiliates, whom we refer to collectively as Icahn Partners, Greenlight Capital, LP and some of its affiliates, whom we refer to collectively as Greenlight and Ironbound Partners LP and some of its affiliates, whom we refer to collectively as Ironbound. The Stock Investors and Unit Investors also include Highside Capital Partners, L.P. and Highside Offshore Ltd, whom we refer to collectively as Highside. TRT Financial Holdings, LLC is an affiliate of Robert B. Rowling, a director of Guaranty, and Icahn Partners LP is an affiliate of Carl Icahn.

According to the Investment Agreements, the Stock Investors acquired approximately 5.54 million shares of our Series B Preferred Stock for aggregate cash consideration of $286.6 million. Under the Purchase Agreement, the Unit Investors acquired for aggregate cash consideration of $275 million, units consisting of (i) subordinated notes of Guaranty Bank with an aggregate principal amount of $275 million, which we refer to in this proxy statement as the Subordinated Notes, and (ii) 638,000 shares of our Series B Preferred Stock. We refer to the Stock Investors and Unit Investors as the Investors, and we refer to the transactions contemplated by the initial TRT investment agreement, Investment Agreements and the Purchase Agreement as the Private Placement Transactions.

The shares of Series B Preferred Stock acquired by an Investor are mandatorily convertible into shares of our common stock on the second business day following: (i) the affirmative vote of our common stockholders approving the conversion of the Series B Preferred Stock into common stock for purposes of Section 312.03 of the New York Stock Exchange, or NYSE, Listed Company Manual (described below and under Proposal 1) and (ii) if applicable to a particular Investor, the receipt of approvals and authorizations of, filings and registrations with, and notifications to, governmental authorities, to the extent required to permit the Investor to own our common stock, including, without limitation, approvals of the United States Office of Thrift Supervision, which we refer to in this proxy statement as the OTS, and filings with the Texas Department of Insurance, which we collectively refer to in this proxy statement as the Regulatory Approvals.

Guaranty anticipates we will use the proceeds from the Private Placement Transactions to continue investing in our core businesses for general corporate purposes and to increase our capital ratios above existing levels.

Guaranty retained Keefe, Bruyette & Woods, Inc. (“KBW”) as the financial advisor and placement agent with respect to the sale of the Series B Preferred Stock and Units. We paid KBW a placement fee equal to $20 million for these services.

Why are we seeking stockholder approval for the conversion of the Series B Preferred Stock?

Because our common stock is listed on the NYSE, we are subject to NYSE rules and regulations. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of transactions if (i) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (ii) if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. The proposed conversion of the Series B Preferred Stock falls under this rule because the common stock issuable upon conversion of the Series B Preferred Stock, will exceed 20% of both the voting power and number of shares of our common stock outstanding before the issuance, and none of the exceptions to this NYSE rule are applicable to these transactions.

In addition, Section 312.03(b) of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to a substantial security holder of Guaranty, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 5% of the number of shares of common stock or 5% of the voting power outstanding before the issuance. The proposed issuance of our common stock to each of the following existing stockholders, TRT, Icahn Partners, Greenlight and Ironbound, will exceed 5% of both the voting power and number of shares of our common stock outstanding before the issuance, and none of the exceptions to this NYSE rule are applicable to these transactions.

What are the Regulatory Approvals that may be required to complete the Private Placement Transactions?

The Regulatory Approvals include approvals of the OTS and the Texas Department of Insurance, which we refer to as TDI. The OTS approvals include, among other things, the filing of a rebuttal of control or concerted action under 12 C.F.R. Section 574.4(e) to permit a passive investor that does not control or influence management and operations of a savings institution, to invest in that institution without becoming a thrift holding company. The filing with the TDI is the Biographical Form and Certification of License Qualification Following a Change in Control, which is required if an individual or entity intends to directly or indirectly acquire more than 10% of an insurance agency licensed in Texas. All Regulatory Approvals have been received.

How will the conversion of the Series B Preferred Stock occur?

Upon receipt of Stockholder Approval, each share of Series B Preferred Stock will be automatically converted into shares of common stock on the second business day following the date on which such approvals are obtained. Each outstanding share of Series B Preferred Stock will automatically be converted into such number of shares of common stock determined by dividing (i) $51.70 (the purchase price per share of the Series B Preferred Stock) by (ii) the conversion price of the Series B Preferred Stock then in effect, subject to adjustment. The initial conversion price of the Series B Preferred Stock is $5.17 per share, which results in an initial conversion rate of ten shares of common stock for each share of Series B Preferred Stock.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), you are the stockholder of record with respect to those shares. This proxy statement and the enclosed proxy card have been sent directly to you.

If you hold your shares in a stock brokerage account or by a bank or other nominee, you hold those shares in street name and you are the beneficial owner of the shares. Your broker, bank or other nominee, who is the stockholder of record, will forward to you the proxy statement and other materials. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

How can I vote my shares before the special meeting?

If you hold shares in your own name as a stockholder of record, you can cast your vote before the special meeting by authorizing the individuals named on the enclosed proxy card to serve as your proxy to vote your shares at the special meeting in the manner you indicate. You may do so by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. The telephone and Internet voting instructions serve the same purpose as the proxy card. When your proxy card or telephone or Internet vote specifies a choice with respect to a voting matter, the named individuals on the proxy card will vote your shares as you have specified.

Submitting a proxy or voting through the telephone or the Internet will not affect your right to attend the special meeting and vote in person.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares.

How can I vote my shares over the Internet or by phone?

If you are a stockholder of record, you may use the Internet to transmit your vote up until 1:00 A.M., Central Daylight Time, on September 29, 2008. Visit www.investorvote.com/gfg and have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

If you are a stockholder of record, you may call 1-800-652-8683 and use any touch-tone telephone to transmit your vote up until 1:00 A.M. Central Daylight Time on September 29, 2008. Have your proxy card in hand when you call and then follow the instructions.

Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. Guaranty does not cover these costs; they are solely your responsibility.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If you return your signed proxy card but do not specify a voting choice on your proxy card, your proxy will be voted “FOR” the proposal.

Can I vote in person at the special meeting?

If you hold shares in your own name as a stockholder of record, we invite you to attend the special meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, we invite you to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the special meeting.

How can I change or revoke my vote?

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•	giving written notice of revocation to our Corporate Secretary at any time before the voting is closed; or

•	signing and delivering a proxy that is dated after the proxy you wish to revoke; or

•	attending the special meeting and voting in person by properly completing and submitting a ballot. (Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.)

We must receive your notice of revocation or later dated proxy at or prior to voting at the special meeting for it to be effective. It should be delivered to:

Guaranty Financial Group Inc.
8333 Douglas Avenue
Dallas, Texas 75225
Attention: Scott A. Almy, Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Corporate Secretary at the special meeting before the voting begins.

If you are the beneficial owner of your shares held in street name, please check with your bank or broker and follow the procedures your bank or broker provides if you wish to change your vote.

What is a quorum for the special meeting and what happens if a quorum is not present?

The presence at the special meeting, in person or by proxy, of the holders of a majority of 22,357,534 shares (a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date) is required to constitute a quorum to transact business at the special meeting. Proxies marked abstain and broker non-votes (each of which is explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the special meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy (which may be voted by the proxy holders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

What is an abstention and how would it affect the vote?

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to the proposal will be counted as a vote present but not cast for or against the proposal. Consequently, an abstention with respect to the proposal scheduled for a vote at the special meeting will have the same effect as a vote against the proposal.

If my shares are held in street name by my broker, will my broker vote my shares for me?

If you provide instructions to your broker on how to vote, your broker will vote your shares for you. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted. Brokers do not have the discretion to vote on the proposal and will only vote at the direction of the underlying beneficial owners of the shares of common stock. Accordingly, if you do not instruct your broker to vote your shares, your broker will not have the discretion to vote your shares.

What is a broker non-vote and how would it affect the vote?

Broker non-votes are shares held by brokers or nominees for which beneficial owners or the persons entitled to vote those shares have not given voting instructions. The broker or nominee does not have discretionary voting power under rules applicable to broker-dealers, so the broker is unable to vote those uninstructed shares. Brokers and nominees have no discretionary voting power to vote shares with respect to the proposal to be voted on at the special meeting. A broker non-vote with respect to a proposal will not be counted as a vote cast for or against the proposal.

What are the voting requirements to approve the proposal described in the proxy statement?

The affirmative vote of the holders of a majority of our common stock having voting power present at the meeting in person or by proxy is required for the approval of the proposal to authorize the conversion of Series B Preferred Stock into our common stock. Accordingly, failure to vote or a broker non-vote will not affect whether this proposal is approved, but an abstention will have the same effect as a vote against this proposal. Each Investor has agreed that at any meeting of the stockholders of Guaranty held to vote on the proposal, including the special meeting to which this proxy statement relates, such Investor will vote, or cause to be voted, all of the shares of common stock beneficially owned by such Investor and its affiliates in favor of the proposal, to the extent permitted under NYSE rules. Prior to the conversion, the Investors collectively owned 17,129,915 shares of our common stock, representing approximately 38.3% of the 44,715,066 shares of common stock outstanding and entitled to vote on the record date. Therefore, in order to obtain the affirmative vote of the holders of a majority of our common stock, an additional 11.8% of our common stock having voting power present at the meeting in person or by proxy is required for the approval of the proposal to authorize the conversion of Series B Preferred Stock into our common stock.

Who will conduct and pay for the proxy solicitation?

We have retained D.F. King & Co., Inc. (D.F. King), a professional proxy solicitation firm, to assist in the solicitation of proxies. D.F. King’s employees and our directors, officers and employees, who have not yet been chosen, may solicit the return of proxies by personal interview, mail, electronic mail, facsimile, telecopy, telegram, telephone, and Internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.guarantygroup.com. Our officers and employees will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. We will reimburse D.F. King for its expenses in soliciting proxies and, in addition, will pay a proxy solicitation fee not to exceed $7,500. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock. We will pay for all costs of solicitation.

Who will count the votes?

Representatives of our transfer agent, Computershare, will tabulate the votes and act as the inspector of election to certify the results.

What is our confidential voting policy?

We have adopted a confidential voting policy which provides that stockholder proxies, ballots, and voting tabulations that identify your vote will not be disclosed to us, our directors, officers, or employees. There are a few exceptions to this policy, such as when you make a comment on your proxy vote or when we must determine the legality of a vote.

How does our board of directors recommend that I vote?

Our board of directors recommends you vote “FOR” approval of the conversion of the Series B Preferred Stock into common stock.

What happens if Stockholder Approval is received?

If the conversion of the Series B Preferred Stock into common stock is approved at the special meeting, we will issue to the Stock Investors a total of 55,439,340 shares of common stock upon conversion of the Series B Preferred Stock, plus the number of shares of common stock upon conversion of the Series B Preferred Stock to be issued to TRT under TRT’s Top-off Right, and to the Unit Investors a total of 6,380,000 shares of common stock upon conversion of the Series B Preferred Stock. This total of 61,819,340 shares of common stock, plus TRT’s Top-off Shares, will represent approximately 58.0% of the estimated 106,534,406 shares of common stock, plus TRT’s Top-off Shares, that will be outstanding immediately after giving effect to such conversion. Upon completion of the conversion, all rights with respect to the Series B Preferred Stock will terminate, all shares of Series B Preferred Stock will be cancelled and no further dividends will accrue thereon.

What happens if Stockholder Approval is not received?

Unless Stockholder Approval is received at the special meeting or unless our stockholders approve a similar proposal at a subsequent meeting, the Series B Preferred Stock will remain outstanding in accordance with its terms. If Stockholder Approval is not obtained at the special meeting, we agreed, under the Investment Agreements and the Purchase Agreement, to seek to obtain Stockholder Approval no less than once in each six-month period beginning on January 1, 2009 until May 31, 2012. If Stockholder Approval is not obtained by May 31, 2012, then we are obligated to list the Series B Preferred Stock on the NYSE or another securities exchange. Dividends on the Series B Preferred Stock are cumulative and initially accrue at the rate of 14% per year. The dividend rate on the Series B Preferred Stock will increase 2% at the expiration of each six month period following November 18, 2008 (subject to a maximum rate of 18% per year) if and until Stockholder Approval is obtained. The Series B Preferred Stock is not redeemable by the holders or by us at any time. The conversion price will decrease by $.50 per share at the expiration of each six month period following November 18, 2008, until Stockholder Approval is obtained (subject to a minimum conversion price per share of $3.00). During the 180-day period following the issuance of the Series B Preferred Stock, if the Series B Preferred Stock is outstanding, and if we issue or sell additional shares of our common stock at less than $5.17, the conversion price will be reduced to the lowest per share price that our common stock was issued or sold. After the expiration of such 180-day period, if the Series B Preferred Stock is outstanding, and if we issue or sell additional shares of our common stock at less than the current market price, the conversion price would be decreased by a pro rata calculation. Any decrease in the conversion price will allow the holders of Series B Preferred Stock to acquire more shares of our common stock at no additional cost to them and result in dilution to the holders of our common stock.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Guaranty from documents that are not included in or delivered with this proxy statement. This information is available to you without charge upon your written or oral request. You can obtain documents related to Guaranty that are incorporated by reference in this proxy statement, other than specific exhibits to the documents, without charge, by requesting them in writing or by telephone from Guaranty.

Guaranty Financial Group Inc.
1300 MoPac Expressway South
Austin, Texas 78746
Attn.: Investor Relations
(214) 360-1967

In addition, if you have questions about the special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact D.F. King at (800) 290-6426 or (212) 269-5550.

In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than September 15, 2008.

See “Where You Can Find More Information” below.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, management’s ability to effectively execute its business plans; changes in general economic and financial market conditions, including the stock market and residential and commercial real estate markets; changes in interest rates; Visa indemnification obligations; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting our business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

BACKGROUND TO THE PROPOSAL

In February 2008, at a regularly scheduled meeting, our board of directors met to review the status of our business operations and to consider updated forecasts for the remainder of the year. Subsequently, we engaged KBW to help us evaluate the possible need to raise additional capital for general corporate purposes. In March and April, the board of directors concluded, in light of a variety of factors, including capital markets volatility, rating agency actions and general economic uncertainties, it was important to raise additional capital.

In early May 2008, we announced our plan to commence a rights offering of common stock to our stockholders. On May 1, 2008, we filed a registration statement with the Securities and Exchange Commission covering an offering of non-transferable rights to subscribe for shares of our common stock. In that filing, we noted that we had not yet determined the number of shares of common stock that would be offered in the rights offering, the expiration date for the offering, or the price at which the common stock would be offered. We noted our anticipation that the shares would be offered at a discount to the market price of Guaranty common stock. We further explained that we anticipated entering into standby purchase agreements with investors pursuant to which the investors (“standby purchasers”) would agree to purchase, at the same subscription price as common stockholders, shares of Guaranty common stock not otherwise purchased by stockholders in the offering. Following our announcement, we promptly commenced negotiations with prospective standby purchasers. Concurrent with our standby purchaser negotiations, our board of directors continued to evaluate the prospects of raising additional capital through alternative means, including potential private placement transactions.

We were unable to secure standby purchasers on terms that were acceptable to us, and on May 21, 2008, we revised the rights offering so that any shares of common stock unsubscribed for would be sold in a public offering to be underwritten by KBW. At the same time, we continued our evaluation of private placement as a means to raise capital and continued negotiations with prospective investors. On May 27, 2008, we announced entry into an investment agreement with TRT Financial Holdings, LLC, discussed further below, and referred to as the “initial private placement with TRT.”

We continued our negotiations with other prospective investors to help ensure that we succeeded in raising the full amount of the targeted capital. As a result of these discussions, on June 7, 2008, we announced that we succeeded in receiving commitments representing $600 million from various private placement investors, discussed further below, and referred to as the “subsequent private placement with institutional investors.” Because of the requirements of the NYSE rule described above, it was necessary to structure the subsequent private placement with institutional investors predominantly in the form of convertible Series B Preferred Stock until we could obtain the necessary Stockholder Approval to issue common stock in exchange for the Series B Preferred Stock.

Because we successfully arranged to raise approximately $600 million in new capital, our board of directors determined to reduce the planned rights offering to $150 million. On June 19, 2008, we announced this decision, the effective date of the rights offering, and that the offering would provide for up to 29,013,539 shares of common stock to be issued upon the exercise of subscription rights at $5.17 per share.

On July 17, 2008, we announced that the United States Office of Thrift Supervision provided all remaining regulatory approvals necessary for us to close the subsequent private placement with institutional investors. On July 22, 2008, we announced the completion of the subsequent private placement with institutional investors and the issuance of the Series B Preferred Stock to the institutional investors that occurred on July 21, 2008. Following that announcement, our board of directors reviewed information provided by KBW, management and other outside advisors relating to the previously announced rights offering. Based on this review, our board of directors met on July 30, 2008, and made the decision to terminate the rights offering. We announced this decision on July 31, 2008.

Our board of directors recommends stockholders vote “FOR” the proposal so the Series B Preferred Stock will convert automatically into shares of common stock, thereby strengthening our common equity base. In addition, as described below, if the Stockholder Approval is not received by November 18, 2008, the dividend rate on the Series B Preferred Stock will increase substantially and the price at which the Series B Preferred Stock is convertible into common stock will decrease. These adjustments would be unfavorable to us and our existing stockholders.

Initial Private Placement with TRT

On May 26, 2008, we entered into an investment agreement, which was amended on May 29, 2008, with TRT to sell 7,423,333 shares of our common stock at a per share price of $5.17 for an aggregate purchase price of approximately $38.4 million. TRT is an affiliate of Robert B. Rowling, who was elected by our board as a director of Guaranty upon the closing of the initial TRT investment agreement. Following the closing and issuance of the shares of our common stock to TRT on May 30, 2008, we had 44,630,665 shares of common stock outstanding, and TRT owned approximately 16.6% of our common stock. The percentage ownership of our existing stockholders was reduced proportionately as a result of the issuance to TRT. According to the initial TRT investment agreement, TRT also agreed to purchase, and we agreed to sell, a number of shares of our Series B Preferred Stock, such that TRT will beneficially own 19.9% of our total outstanding common stock, assuming full conversion, immediately following such issuance. Subsequently, TRT purchased 1,103,242 shares of our Series B Preferred Stock under the Investment Agreement with Guaranty dated June 7, 2008 and 126,962 shares of our Series B Preferred Stock under the Purchase Agreement with the Company dated June 7, 2008, as described below.

Under the terms of the initial TRT investment agreement and TRT’s Top-Off Right, on or about September 29, 2008, TRT agreed to purchase and Guaranty agreed to sell additional shares of Series B Preferred Stock to TRT, such that upon conversion of the Series B Preferred Stock, TRT will hold 19.9% of our common stock. Based on the number of shares of common stock outstanding as of August 29, 2008, we estimate that, under TRT’s Top-off Right, we will issue to TRT approximately 147,497 shares of Series B Preferred Stock convertible into approximately 1,474,974 shares of our common stock upon receiving Stockholder Approval. Between August 20 and August 22, 2008, TRT purchased 950,500 shares of our common stock in the open market. The number of shares of Series B Preferred Stock which TRT will purchase under the Top-off Right will be reduced by the number of Series B Preferred Stock convertible into the total number of shares of common stock purchased by TRT in the open market prior to September 29, 2008. The per share value of the Series B Preferred Stock acquired by TRT under TRT’s Top-Off Right will be the lower of $51.70 per share and the as-converted per share price at which any class or series of convertible preferred stock is issued by us to any third party on or prior to September 29, 2008, subject to any stock split, reverse split, stock dividend or other combination or division affecting our common stock.

Each share of our Series B Preferred Stock initially will be convertible into ten shares of our common stock at a conversion price per share of $5.17. The conversion price will decrease by $.50 per share at the expiration of each six month period following November 18, 2008, until Stockholder Approval is obtained (subject to a minimum conversion price per share of $3.00). Dividends on the Series B Preferred Stock are cumulative and initially accrue at the rate of 14% per year. The dividend rate on the Series B Preferred Stock will increase 2% at the expiration of each six month period following November 18, 2008 (subject to a maximum rate of 18% per year) until Stockholder Approval is obtained. During the 180-day period following the issuance of the Series B Preferred Stock, if the Series B Preferred Stock is outstanding, and if we issue or sell additional shares of our common stock at less than $5.17, the conversion price will be reduced to the lowest per share price that our common stock was issued or sold. After the expiration of such 180-day period, if the Series B Preferred Stock is outstanding, and if we issue or sell additional shares of our common stock at less than the current market price, the conversion price would be decreased by a pro rata calculation. Any decrease in the conversion price will allow the holders of Series B Preferred Stock to acquire more shares of our common stock at no additional cost to them and result in dilution to the holders of our common stock.

As part of the initial TRT investment agreement, TRT has the right to have one person nominated by TRT to be elected to our board of directors as long as TRT beneficially owns 10% or more of our issued and outstanding common stock. According to this right, Robert B. Rowling was appointed to our board of directors on May 30, 2008. Also, under the initial TRT investment agreement, as long as TRT beneficially owns 5% of our issued and outstanding common stock, TRT has a preemptive right to purchase, pro rata, all or any part of our sale or issuance of specified securities until May 30, 2009. We cannot issue or sell any of the specified securities without complying with the preemptive right section of the initial TRT investment agreement.

Subsequent Private Placement with Institutional Investors

On June 7, 2008, we entered into Investment Agreements with the Stock Investors, including TRT. According to the Investment Agreements, we sold approximately 5.54 million shares of our Series B Preferred Stock to the Stock Investors for aggregate cash consideration of approximately $286.6 million. On June 7, 2008, we and Guaranty Bank entered into a Purchase Agreement with the Unit Investors, including an affiliate of TRT. Under the Purchase Agreement, we and Guaranty Bank sold to the Unit Investors, for aggregate cash consideration of $275 million, units, which we refer to as the Units, consisting of (i) Subordinated Notes of Guaranty Bank with an aggregate principal amount of $275 million, and (ii) 638,000 shares of our Series B Preferred Stock. The Stock Investors and Unit Investors include several of our largest institutional stockholders, including TRT, Icahn Partners, Greenlight, and Ironbound.

We are obligated to call a stockholder meeting to approve the mandatory conversion of the Series B Preferred Stock as promptly as practicable following closing and the issuance of the Series B Preferred Stock under the terms of the Investment Agreements and the Purchase Agreement. Each Investor executing an Investment Agreement agreed to vote any shares of common stock it owns in favor of the conversion of the Series B Preferred Stock, to the extent it is permitted to under the applicable rules of the NYSE.

The Subordinated Notes bear interest at an annual rate of 12% and mature on the tenth anniversary of the date of issuance and are callable after the fifth anniversary of the date of issuance. Interest payments on the Subordinated Notes are due semi-annually in arrears on the last business day of each June and December commencing on December 31, 2008. The Subordinated Notes are subordinated as to principal, interest and premium, if any, to all claims against Guaranty Bank that have the same priority as savings accounts or higher, and interest is subordinate to Guaranty Bank’s obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Federal Home Loan Bank of Dallas, the Federal Reserve Bank and the Federal Deposit Insurance Corporation.

In connection with the sale of the Series B Preferred Stock to the Stock Investors and the Units to the Unit Investors, we entered into letter agreements with Icahn Partners and TRT. Under the letter agreement with Icahn Partners, Icahn Partners and our Governance Committee are to cooperate and work jointly to identify a qualified candidate that is acceptable to both the Icahn Partners and our Governance Committee to serve on our board of directors. On August 25, 2008, we appointed James J. Unger to our board of directors. Our letter agreement with Icahn Partners also provides that as long as Icahn Partners beneficially owns 5% of our issued and outstanding common stock, Icahn Partners has a preemptive right to purchase, pro rata, all or any part of our sale or issuance of specified securities for one year following the issuance of the Series B Preferred Stock to Icahn Partners. We cannot issue or sell any of the specified securities without complying with the preemptive right section of the letter agreement with Icahn Partners.

Assuming the conversion of the shares of Series B Preferred Stock issued under the Investment Agreements and the Purchase Agreement, at the initial conversion price of $5.17 per share, we will issue 61,819,340 shares of common stock, representing 58% of the 106,534,406 shares of common stock we would have outstanding following such conversion. After the conversion, TRT, including the 7,423,333 shares of common stock issued to TRT under the initial TRT investment agreement, and the 950,500 shares of common stock recently purchased on the open market, will own 20,675,873 shares of common stock representing 19.4% of the shares of common stock we would have outstanding following such conversion. After the conversion, Icahn Partners, including the 3,455,493 shares of common stock owned prior to the Private Placement Transactions, will own 18,153,793 shares of common stock representing 17.0% of the shares of common stock we would have outstanding following such conversion. After the conversion, Greenlight, including the 2,888,345 shares of common stock owned prior to the Private Placement Transactions, will own 10,186,925 shares of common stock representing 9.6% of the shares of common stock we would have outstanding following such conversion. After the conversion, Ironbound, including the 2,400,744 shares of common stock owned prior to the Private Placement Transactions, will own 7,236,334 shares of common stock representing 6.8% of the shares of common stock we would have outstanding following such conversion. After the conversion, Highside will own 9,671,180 shares of common stock representing 9.1% of the shares of common stock we would have outstanding following such conversion. Collectively, after the conversion of the Series B Preferred Shares, TRT, Icahn Partners, Greenlight, Ironbound and Highside will own 62% of the shares of common stock we would have outstanding following such conversion. On or about September 29, 2008, TRT will purchase a certain number of shares of Series B Preferred Stock under TRT’s Top-off Right.

We have raised approximately $600 million in total gross proceeds from the $286.6 million investment by the Stock Investors under the Investment Agreements dated as of June 7, 2008, $275 million investment by the Unit Investors under the Purchase Agreement and the $38.4 million investment by TRT under the initial TRT investment agreement dated as of May 26, 2008.

Tax Matters

Our spin-off from our former parent corporation, Temple-Inland Inc., was completed on December 28, 2007. At the time of the spin-off, we entered into a tax matters agreement with Temple-Inland and Forestar Real Estate Group Inc. that prohibits us, for a period up to two years from the date of the spin-off, from issuing any shares of our common stock unless Temple-Inland consents or we obtain a tax opinion that is reasonably acceptable in form and substance to Temple-Inland. Under that agreement, the tax opinion is required to state that the issuance of our common stock will not result in the spin-off being taxed. We provided Temple-Inland with such a tax opinion in connection with the Private Placement Transactions. Temple-Inland advised us that they find the opinion to be acceptable in both form and substance.

PROPOSAL 1

APPROVAL OF THE MANDATORY CONVERSION OF THE SERIES B PREFERRED STOCK
INTO COMMON STOCK

Our board of directors adopted a resolution approving the conversion of all shares of the Series B Preferred Stock into common stock.

The board of directors further directed that the proposed action be submitted for consideration by our stockholders at a special meeting to be called for that purpose.

Because our common stock is listed on the NYSE, we are subject to the NYSE’s rules and regulations. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if (i) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Our proposed issuance of common stock to the Investors upon conversion of the Series B Preferred Stock falls under this rule because the common stock issuable upon conversion of the Series B Preferred Stock will exceed 20% of the voting power and number of shares of common stock outstanding before the Private Placement Transactions.

In addition, Section 312.03(b) of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to a substantial security holder of Guaranty, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 5% of the number of shares of common stock or 5% of the voting power outstanding before the issuance. The proposed issuance of our common stock to each of the following existing stockholders of Guaranty, TRT, Icahn Partners, Greenlight and Ironbound, will exceed 5% of both the voting power and number of shares of our common stock outstanding before the issuance, and none of the exceptions to this NYSE rule are applicable to these transactions.

The purpose of this proposal is to satisfy, in connection with our sale and issuance of the Series B Preferred Stock, its obligations under the Investment Agreements and the Purchase Agreement and to effect the conversion of Series B Preferred Stock in accordance with the NYSE rules described above.

In the event our stockholders do not approve this proposal, we will not be able to complete the mandatory conversion of the Series B Preferred Stock into common stock.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE “FOR”
THE PROPOSED CONVERSION OF SERIES B PREFERRED STOCK INTO COMMON STOCK.

CONSEQUENCES IF THE CONVERSION OF SERIES B PREFERRED STOCK IS APPROVED

Rights of Investors.  If Stockholder Approval is received, the rights and privileges, including voting rights, associated with the common stock issued upon conversion of the Series B Preferred Stock will be identical to the rights and privileges associated with the common stock held by our existing common stockholders.

Dilution.  If Stockholder Approval is received, we will issue, through the conversion of the Series B Preferred Stock, a total of 61,819,340 shares of common stock. As a result, our existing stockholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding common stock.

Concentration of Ownership.  If the Stockholder Approval is received, TRT will own approximately 19.4%, Icahn Partners will own approximately 17.0%, Greenlight will own approximately 9.6%, Ironbound will own approximately 6.8% and Highside will own approximately 9.1% of the total number of shares of common stock outstanding immediately after giving effect to such conversion, not taking into account TRT’s Top-off Shares. TRT will become our single largest stockholder and Icahn Partners will become our second largest stockholder. As a result, TRT and Icahn may be able to exercise some influence over any future actions requiring stockholder approval; provided, however, that in connection with their investment, TRT and Icahn Partners separately made customary commitments to the OTS in connection with filing a rebuttal of control or concerted action limiting their influence on the policies and management of Guaranty. Also, in the aggregate, the Stock Investors and Unit Investors will own approximately 74.1% of the total number of shares of common stock outstanding immediately after giving effect to such conversion, and the Investors may be able to exercise influence over any future actions requiring stockholder approval. However, in connection with the purchase of Series B Preferred Stock under the Investment Agreements, the Stock Investors entered into standstill agreements expiring December 31, 2008 under which they have agreed they and their affiliates will not, for as long as they own at least 9.9% or more of our total outstanding common stock, (i) acquire Guaranty, any of our assets or businesses or any of our securities (other than the securities acquired in the Private Placement Transactions), (ii) publicly or privately seek to influence, control or alter the management of Guaranty, (iii) offer or propose any tender offer, exchange offer, merger, consolidation or other business combination with respect to us, or (iv) pursue any other related activities the purpose or effect of which may be to change or influence the management, control, governance or policies of Guaranty, without the written request by the chairman of our board of directors. For all of the Stock Investors, the standstill will automatically become inoperative and of no force or effect if any person or group acquires or agrees to acquire more than 20% of our equity securities or assets, a third party makes a tender offer for more than 20% of our equity securities, we issue securities representing 15% or more of our pro-forma outstanding equity, any person or group commences a solicitation of proxies to elect a contested nominee to our board of directors, or termination of our Rights Agreement or an increase in the triggering threshold. For TRT, the standstill under the initial TRT investment agreement will not apply to purchases of our common stock to the extent such purchases result in TRT having beneficial ownership of less than 19.9% of the issued and outstanding shares of our common stock. For Icahn Partners, the standstill under its Investment Agreement will not apply to purchases of our common stock or any other securities or instruments convertible into or exchangeable for our common stock to the extent such purchases result in Icahn Partners having beneficial ownership of less than 19.9% of the issued and outstanding shares of our common stock.”

Elimination of Dividend and Liquidation Rights of Holders of Series B Preferred Stock.  If Stockholder Approval is received, all shares of Series B Preferred Stock will be cancelled. As a result, approval of the conversion of Series B Preferred Stock will result in the elimination of the dividend rights and liquidation preference existing in favor of the Series B Preferred Stock. For more information regarding such dividend rights and liquidation preference, see “Description of the Convertible Series B Preferred Stock” below.

Elimination of Restriction on Share Repurchases.  If the Stockholder Approval is received, all shares of the Series B Preferred Stock will be cancelled and the restriction on our ability to redeem or repurchase any shares of our common stock or other junior securities under the terms of the Series B Preferred Stock will be eliminated. For more information regarding such redemption and repurchase restrictions, see “Description of the Convertible Series B Preferred Stock” below.

CONSEQUENCES IF THE CONVERSION OF SERIES B PREFERRED STOCK IS NOT APPROVED

Stockholders’ Meeting.  If Stockholder Approval is not received, the Series B Preferred Stock will remain outstanding in accordance with its terms and we have agreed, in accordance with the terms of the Investment Agreements and the Purchase Agreement, to seek to obtain Stockholder Approval no less than once in each six-month period beginning on January 1, 2009 until May 31, 2012, and if Stockholder Approval is not obtained by May 31, 2012, then we are obligated to list the Series B Preferred Stock on the NYSE or another securities exchange.

Dividends.  Dividends on the Series B Preferred Stock are cumulative and initially accrue at the rate of 14% per year. If the Series B Preferred Stock remains outstanding after November 18, 2008, the dividend rate on the Series B Preferred Stock will increase 2% at the expiration of each six month period thereafter (subject to a maximum rate of 18% per year) until Stockholder Approval is obtained.

Decrease in the Conversion Price.  The terms of the Series B Preferred Stock provide that if the Series B Preferred Stock remains outstanding after November 18, 2008, the conversion price of $5.17 per share of common stock will decrease by $0.50 per share at the expiration of each six month period thereafter until Stockholder Approval is obtained (subject to a minimum conversion price per share of $3.00). This decrease in the conversion price will allow the holders of Series B Preferred Stock to acquire more shares of common stock than they would have acquired if Stockholder Approval had been obtained.

Restriction on Payment of Dividends and Share Repurchases.  For as long as the Series B Preferred Stock remains outstanding, Guaranty is prohibited from redeeming, purchasing or acquiring any shares of common stock or other junior securities, subject to limited exceptions. In addition, Guaranty is restricted from paying dividends on any shares of our common stock or other junior securities if the full dividends on the Series B Preferred Stock have not been paid.

Liquidation Preference.  Until Stockholder Approval is obtained for conversion into common stock, Series B Preferred Stock has a senior liquidation preference over shares of our common stock and other junior securities in connection with any liquidation of Guaranty. No payments will be made to holders of our common stock and other junior securities upon any liquidation of Guaranty unless the full liquidation preference on the Series B Preferred Stock is paid. In the event we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series B Preferred Stock will be entitled, for each share of the Series B Preferred Stock held, to $51.70 plus any accrued but unpaid dividends. In addition, the holder of Series B Preferred Shares will be entitled to participate in any further distributions of our remaining assets in an amount equal to the liquidation amount payable on an as-converted basis on the number of shares of common stock into which such shares of Series B Preferred Stock could have been converted.

Anti-Dilution Protection

Until Stockholder Approval is obtained and during the 180-day period following the issuance of the Series B Preferred Stock, if the Series B Preferred Stock is outstanding, and if we issue or sell additional shares of our common stock at less than $5.17, the conversion price will be reduced to the lowest per share price that our common stock was issued or sold. After the expiration of such 180-day period, if the Series B Preferred Stock is outstanding, and if we issue or sell additional shares of our common stock at less than the current market price, the conversion price would be decreased by a pro rata calculation. Any decrease in the conversion price will allow the holders of Series B Preferred Stock to acquire more shares of our common stock at no additional cost to them and result in dilution to the holders of our common stock.

DESCRIPTION OF THE INVESTMENT AGREEMENTS

The following is a summary of material terms of the series of Investment Agreements dated as of June 7, 2008, Guaranty entered into with the Stock Investors to purchase Series B Preferred Stock. Two Stock Investors, TRT and Icahn Partners, entered into Investment Agreements that differ in some respects from those entered into by the other Stock Investors. In addition, we entered into the initial TRT investment agreement dated as of May 26, 2008, that was substantially similar to the Investment Agreements, with some material differences described below. While we believe this description covers the material terms of the Investment Agreements, it may not contain all of the information important to you and is qualified in its entirety by reference to the Investment Agreements, dated as of June 7, 2008, which were included as exhibits to a Current Report on Form 8-K filed by us on June 9, 2008 and the initial TRT investment agreement dated as of May 26, 2008, which was included as an exhibit to a Current Report on Form 8-K filed by us on May 27, 2008.

Representations and Warranties

In the Investment Agreements, we made customary representations and warranties to the Stock Investors relating to us, our business, the Series B Preferred Stock, and the common stock to be issued to the Stock Investors upon conversion of the Series B Preferred Stock.

The representations and warranties in the Investment Agreements were made for purposes of the Investment Agreements and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Investment Agreements. In addition, some representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. The representations and warranties and other provisions of the Investment Agreements should not be read alone, but instead should only be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document, including the periodic and current reports and statements that Guaranty files with the Securities and Exchange Commission, or the SEC. For more information regarding these documents incorporated by reference, see the section entitled “Where You Can Find More Information” below.

Covenants

According to the Investment Agreements, we have agreed to call a special meeting of our stockholders, as promptly as practicable following the issuance of the Series B Preferred Shares, to vote on a proposal to approve the conversion of the Series B Preferred Stock into common stock for purposes of Section 312.03 of the NYSE Listed Company Manual. In the event approval of the conversion is not obtained at the special meeting of stockholders, we have agreed to include a proposal to approve (and our board of directors will recommend approval of) the conversion of Series B Preferred Stock into common stock at a meeting of our stockholders no less than once in each six-month period beginning on January 1, 2009 until the earlier of May 31, 2012 or such date the approval is obtained. If the approval is not obtained by May 31, 2012, we are obligated to list the Series B Preferred Stock on the NYSE or another securities exchange

In addition, the Stock Investors have agreed to vote any shares of common stock they own in favor of the conversion of the Series B Preferred Stock to the extent it is permitted to under the applicable rules of the NYSE. Prior to the conversion, the Stock Investors collectively owned 17,129,915 shares of our common stock, representing approximately 38.3% of the 44,715,066 shares of common stock outstanding on the record date.

We have also agreed to promptly cause the shares of common stock to be issued upon mandatory conversion of the Series B Preferred Stock, which we refer to as the conversion shares, to be approved for listing on the NYSE, subject to official notice of issuance and upon receipt of the Stockholder Approval.

Board Composition

According to the initial TRT investment agreement, dated May 26, 2008, TRT is entitled to nominate one person to be elected or appointed to our board of directors subject to satisfaction of all legal and governance requirements regarding service as a director of Guaranty and to the reasonable approval of the Governance Committee of our board of directors. TRT has the right to nominate one person for election or appointment to our board of directors as long as TRT beneficially owns 10% of our issued and outstanding common stock. On May 30, 2008, we appointed Robert B. Rowling, TRT’s nominee, to our board of directors.

In connection with the Private Placement Transactions, we entered into a letter agreement with Icahn Partners, dated as of June 7, 2008, which provides, among other things, that Icahn Partners and our Governance Committee will cooperate and work jointly to identify a qualified candidate that is acceptable to both the Icahn Partners and our Governance Committee to serve on our board of directors. On August 25, 2008, we appointed James J. Unger to our board of directors.

Other than TRT and Icahn Partners, none of the other Stock Investors are entitled to nominate anyone to be elected or appointed to our board of directors, under their respective Investment Agreements.

Transfer Restrictions

The Series B Preferred Stock and conversion shares have not been registered and bear a legend specifying that the Series B Preferred Stock and conversion shares may not be transferred, sold or otherwise disposed of unless a registration statement relating to Series B Preferred Stock and conversion shares is in effect under applicable federal and state securities laws or under an available exemption from registration. Upon request of the Stock Investor and after we receive an opinion of counsel that such legend is no longer required or the Stock Investor providing us with reasonable assurance that Series B Preferred Stock and conversion shares can be sold, assigned or transferred under Rule 144, we will promptly cause the transfer restrictions in the legend to be removed.

Registration Rights

We have granted the Stock Investors customary registration rights, including “shelf” registration rights which may be exercised to execute sales (other than during some black-out periods) and “piggy-back” registration rights, with respect to the Series B Preferred Stock and conversion shares purchased under the Investment Agreements.

Standstill Agreement

The Stock Investors entered into standstill agreements (expiring December 31, 2008) under which they have agreed they and their affiliates will not, for as long as they own at least 9.9% or more of our total outstanding common stock, (i) acquire Guaranty, any of our assets or businesses or any of our securities (other than the securities acquired in the Private Placement Transactions), (ii) publicly or privately seek to influence, control or alter our management, (iii) offer or propose any tender offer, exchange offer, merger, consolidation or other business combination with respect to us, or (iv) pursue any other related activities the purpose or effect of which may be to change or influence the management, control, governance or policies of Guaranty, without the written request by the chairman of our board of directors. For all of the Stock Investors, the standstill will automatically become inoperative and of no force or effect if any person or group acquires or agrees to acquire more than 20% of our equity securities or assets, a third party makes a tender offer for more than 20% of our equity securities, we issue securities representing 15% or more of our pro-forma outstanding equity, any person or group commences a solicitation of proxies to elect a contested nominee to our board of directors, or termination of our Rights Agreement or an increase in the triggering threshold. For TRT, the standstill under the initial TRT investment agreement will not apply to purchases of our common stock to the extent such purchases result in TRT having beneficial ownership of less than 19.9% of the issued and outstanding shares of our common stock. For Icahn Partners, the standstill under its Investment Agreement will not apply to purchases of our common stock or any other securities or instruments convertible into or exchangeable for our common stock to the extent such purchases result in Icahn Partners having beneficial ownership of less than 19.9% of the issued and outstanding shares of our common stock.

Preemptive Rights

Under the initial TRT investment agreement, as long as TRT beneficially owns 5% of our issued and outstanding common stock, TRT has a preemptive right to purchase, pro rata, all or any part of our sale or issuance of specified securities until May 30, 2009. We cannot issue or sell any of the specified securities without complying with the preemptive right section of the initial TRT investment agreement. Under the letter agreement with Icahn Partners, as long as Icahn Partners beneficially owns 5% of our issued and outstanding common stock, Icahn Partners has a preemptive right to purchase, pro rata, all or any part of our sale or issuance of specified securities for one year following the issuance of the Series B Preferred Stock to Icahn Partners. We cannot issue or sell any of the specified securities without complying with the preemptive right section of the letter agreement with Icahn Partners.

TRT’s Top-off Right

Under the terms of the initial TRT investment agreement, TRT agreed to purchase, and we agreed to sell, a number of shares of our Series B Preferred Stock, assuming full conversion and immediately following issuance, such that TRT will beneficially own 19.9% of our total outstanding common stock. Under TRT’s Top-off Right, on or about September 29, 2008, TRT will purchase additional shares of Series B Preferred Stock. The per share purchase price of the Series B Preferred Stock to be purchased by TRT under TRT’s Top-Off Right will be the lower of $51.70 per share and the as-converted per share price at which any class or series of convertible preferred stock is issued by us to any third party on or prior to September 29, 2008, subject to any stock split, reverse split, stock dividend or other combination or division affecting our common stock. Based on the number of shares of common stock outstanding as of August 29, 2008, we estimate that, under TRT’s Top-off Right, TRT will purchase approximately 147,497 shares of Series B Preferred Stock convertible into approximately 1,474,974 shares of our common stock upon receiving Stockholder Approval. Between August 20 and August 22, 2008, TRT purchased 950,500 shares of our common stock in the open market. The number of shares of Series B Preferred Stock which TRT will purchase under the Top-off Right will be reduced by the number of Series B Preferred Stock convertible into the total number of shares of common stock purchased by TRT in the open market prior to September 29, 2008.

Fees and Expenses

We have agreed to pay TRT and Icahn Partners a one-time fee of $350,000 each, which we and TRT and Icahn Partners agree is a reasonable amount to reimburse them for their expenses incurred in connection with the transactions contemplated by the Investment Agreements and Purchase Agreement.

Each Stock Investor, other than TRT and Icahn Partners, are responsible for all fees and expenses they incur in connection with the transactions contemplated by the Investment Agreements and Purchase Agreement.

DESCRIPTION OF THE PURCHASE AGREEMENT

The following is a summary of material terms of the Purchase Agreement we and Guaranty Bank entered into with the Unit Investors to sell for aggregate cash consideration of $275 million, units consisting of (i) Subordinated Notes of Guaranty Bank in an aggregate principal amount of $275 million and (ii) 638,000 shares of our Series B Preferred Stock. While we believe this description covers the material terms of the Purchase Agreement, it may not contain all of the information important to you and is qualified in its entirety by reference to the Purchase Agreement, which was included as an exhibit to a Current Report on Form 8-K filed by us on June 9, 2008. Some of the terms and conditions of the Purchase Agreement are substantially similar to those contained in the Investment Agreements as described above, with some material differences described below.

Subordinated Notes

The Subordinated Notes of Guaranty Bank in an aggregate original principal amount of $275 million, bear interest at an annual rate of 12% and mature on the tenth anniversary of the date of issuance and are callable after the fifth anniversary of the date of issuance. Interest payments on the Subordinated Notes are due semi-annually in arrears on the last business day of each June and December commencing on December 31, 2008. The Subordinated Notes are subordinated as to principal, interest and premium, if any, to all claims against Guaranty Bank that have the same priority as savings accounts or higher, and interest is subordinate to Guaranty Bank’s obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Federal Home Loan Bank of Dallas, the Federal Reserve Bank of Dallas and the Federal Deposit Insurance Corporation.

Representations and Warranties

In the Purchase Agreement, we made customary representations and warranties to the Investors that are similar to those contained in the Investment Agreements.

The representations and warranties in the Purchase Agreement were made for purposes of the Purchase Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Purchase Agreement. In addition, some representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. The representations and warranties and other provisions of the Purchase Agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document, including the periodic and current reports and statements that Guaranty files with the SEC. For more information regarding these documents incorporated by reference, see the section entitled “Where You Can Find More Information” below.

Covenants

The Purchase Agreement contains customary covenants relating to the issuance of the Subordinated Notes and Series B Preferred Stock. The Purchase Agreement also contained similar covenants to those contained in the Investment Agreements. We obtained approval of the OTS for the treatment of the Subordinated Notes as Tier 2 capital.

Transfer Restrictions

The Purchase Agreement outlines the procedure for the transfer and exchange of the Subordinated Notes. Any transferee must make specific representations in the Purchase Agreement, including, among others, the representations regarding being a qualified institutional buyer as defined in Rule 144A under the Securities Act of 1933, as amended and an accredited investor within the meaning of Rule 501 of the Securities Act of 1933.

As to the Series B Preferred Stock issued under the Purchase Agreement, such securities have not been registered and bear a legend specifying that they may not be transferred, sold or otherwise disposed of unless a registration statement relating to such securities is in effect under the Securities Act of 1933, as amended and applicable state securities laws or under an available exemption from registration. Upon request of the Unit Investor and after we receive an opinion of counsel that such legend is no longer required or the Stock Investor providing us with reasonable assurance that the securities can be sold, assigned or transferred under Rule 144, we will promptly cause the transfer restrictions in the legend to be removed.

DESCRIPTION OF THE CONVERTIBLE SERIES B PREFERRED STOCK

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series B Preferred Stock as contained in the Certificate of Designation of Guaranty relating to the Series B Preferred Stock, which is attached as an exhibit to a Current Report on Form 8-K filed by us on July 11, 2008. Stockholders are urged to read the Certificate of Designation relating to the Series B Preferred Stock in its entirety. While we believe this summary covers the material terms and provisions of the Certificate of Designation of Guaranty relating to the Series B Preferred Stock, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Certificate of Designation, which was included as an exhibit to a Current Report on Form 8-K filed by us on July 11, 2008.

Authorized Shares and Liquidation Preference

The number of authorized shares of Series B Preferred Stock is 7.8 million. Shares of the Series B Preferred Stock have a par value of $0.01 per share and a liquidation preference of $51.70 per share.

Ranking

The Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks (i) on a parity with each other class or series of preferred stock established after the date of issuance of the Series B Preferred Stock, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of Guaranty and (ii) senior to our common stock, the Series A Junior Participating Preferred Stock, par value of $0.01 per share, reserved for issuance under the Rights Agreement, dated as of December 11, 2007, between us and Computershare Trust Company, N.A., as rights agent, and each other class or series of capital stock outstanding or established after the date of issuance of the Series B Preferred Stock, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of Guaranty.

Dividends

Holders of Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors, cumulative cash dividends in the amount determined as set forth below.

If our board of directors declares and pays a cash dividend in respect of any shares of common stock, the board of directors is required to declare and pay to the holders of the Series B Preferred Stock a cash dividend in an amount per share of Series B Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of common stock and (ii) the number of shares of common stock into which such share of Series B Preferred Stock is then convertible, assuming receipt of Stockholder Approval.

Dividends on the Series B Preferred Stock are cumulative and initially accrue at the rate of 14% per year. If the Series B Preferred Stock remains outstanding after November 18, 2008, the dividend rate on the Series B Preferred Stock will increase 2% at the expiration of each six month period thereafter (subject to a maximum rate of 18% per year) until Stockholder Approval is obtained.

Subject to limited exceptions, if full dividends payable on all outstanding shares of the Series B Preferred Stock for any dividend period have not been declared and paid, we will not be permitted to declare or pay dividends with respect to, or redeem, purchase or acquire our junior securities.

Repurchase of Junior Securities

We are prohibited from redeeming, repurchasing or acquiring any shares of common stock or other junior securities while Series B Preferred Stock is outstanding, subject to limited exceptions.

Liquidation

If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series B Preferred Stock will be entitled to $51.70, plus any accrued but unpaid dividends, for each share of the Series B Preferred Stock held. Holders of Series B Preferred Stock will also be entitled to participate in any further distributions of the remaining assets of Guaranty in an amount equal to the proposed conversion of Series B Preferred Stock into common stock.

If Company assets available for distribution to stockholders upon any liquidation, dissolution or windup of Company affairs, voluntary or involuntary, are insufficient to cover amounts payable relating to all outstanding shares of the Series B Preferred Stock and common stock, holders of both Series B Preferred Stock and common stock will share proportionately in any distribution of Company assets, respective to entitled amounts.

Redemption

The Series B Preferred Stock is not redeemable by the holders or Guaranty at any time.

Mandatory Conversion

The Series B Preferred Stock is mandatorily convertible into shares of common stock on the second business day following the date on which: (i) Stockholder Approval has been received and (ii) with respect to a holder that is required to obtain Regulatory Approvals, such holder has received such approvals. The number of shares of common stock into which a share of Series B Preferred Stock will be convertible will be determined by dividing the liquidation preference by the then applicable conversion price. No fractional shares of common stock will be issued. Upon conversion, cash will be paid in lieu of fractional shares based on the closing price of the common stock determined as of the second trading day immediately preceding the date of the mandatory conversion.

The initial conversion price of the Series B Preferred Stock is $5.17 per share. If the Series B Preferred Stock remains outstanding after November 18, 2008, the conversion price will decrease by $0.50 per share at the expiration of each six month period thereafter until Stockholder Approval is obtained (subject to a minimum conversion price per share of $3.00).

Anti-Dilution Provisions

The conversion price of the Series B Preferred Stock is subject to customary anti-dilution adjustments. During the 180-day period following the issuance of the Series B Preferred Stock, if the Series B Preferred Stock is outstanding, and if we issue or sell additional shares of our common stock at less than $5.17, the conversion price will be reduced to the lowest per share price that our common stock was issued or sold. After the expiration of such 180-day period, if the Series B Preferred Stock is outstanding, and if we issue or sell additional shares of our common stock at less than the current market price, the conversion price would be decreased by a pro rata calculation. Any decrease in the conversion price will allow the holders of Series B Preferred Stock to acquire more shares of our common stock at no additional cost to them and result in dilution to the holders of our common stock.

Fundamental Change

If we enter into a transaction constituting a consolidation or merger of Guaranty or similar transaction or any sale or other transfer of all or substantially all of the consolidated assets of Guaranty and its subsidiaries, taken as a whole (in each case under which its common stock will be converted into cash, securities or other property or rights), the holders of the Series B Preferred Stock would be entitled to (i) on an as-converted basis, the securities, cash and other property or rights receivable in such transaction, or (ii) conversion of each share of Series B Preferred Stock into the number of shares of common stock equal to the liquidation preference dividend by the applicable conversion price at the time of the such fundamental change.

Voting Rights

Outstanding shares of Series B Preferred Stock, in addition to any other vote or consent of stockholders required by law or by our Certificate of Incorporation, the vote or consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock voting as a single class with all other classes and series of parity stock having similar voting rights then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or authorizing any amendment of our Certificate of Incorporation (including the Certificate of Designation) or our bylaws that would increase or decrease the aggregate authorized shares of Series B Preferred Stock or any parity security, increase or decrease the par value of the Series B Preferred Stock or any parity security or alter or change the voting powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely or would increase or decrease the par value of the Series B Preferred Stock or any parity stock. If such an amendment, alteration or repeal would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series B Preferred Stock for this purpose), then only the series affected and entitled to vote will vote as a class in lieu of all such series of preferred stock. Except for the foregoing, the holders of the Series B Preferred Stock do not have any voting rights.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As part of the initial TRT investment agreement dated as of May 26, 2008, TRT has the right to nominate one person for election or appointment to our board of directors as long as TRT beneficially owns 10% or more of our issued and outstanding common stock. Under to this right, Robert B. Rowling was appointed to our board of directors on May 30, 2008. In addition, TRT has a pre-emptive right to purchase, pro rata, all or any part of our issuance of specified securities until May 30, 2009. Since Mr. Rowling joined our board of directors before the consummation of the Private Placement Transactions, he participated in his capacity as a director in discussions of matters related to the Private Placement Transactions that were approved by our board of directors, including the issuance of common stock upon conversion of the Series B Preferred Stock. Mr. Rowling however did not vote on the Private Placement Transactions, including the issuance of common stock upon conversion of the Series B Preferred Stock. Mr. Rowling is the sole voting member and the managing member of TRT Financial Holdings, LLC, which owns 7,423,333 shares of our common stock, or 16.6% of our total outstanding common stock under the initial TRT investment agreement dated May 26, 2008. Prior to the investment by TRT, Guaranty Bank acted as a lender or a member of a lending syndicate to TRT and its affiliates. We are not aware of any other prior relationships between us and TRT or its affiliates.

In connection with the Private Placement Transactions, we entered into a letter agreement and an investment agreement with Icahn Partners, dated as of June 7, 2008, which provides, among other things, that Icahn Partners and our Governance Committee will cooperate and work jointly to identify a qualified candidate that is acceptable to both the Icahn Partners and our Governance Committee to serve on our board of directors. On August 25, 2008, we appointed James J. Unger to our board of directors. Prior to the investment by Icahn Partners, Guaranty Bank acted as a lender or a member of a lending syndicate to an entity that has since become an affiliate to Icahn Partners and its affiliates. We are not aware of any other prior relationships between us and Icahn Partners or its affiliates.

Other than TRT and Icahn Partners, none of the other Stock Investors are entitled to nominate anyone to be elected or appointed to our board of directors, under their respective Investment Agreements.

Under the Investment Agreements and the Purchase Agreement, Guaranty and Guaranty Bank entered into transactions with some of the beneficial owners of more than five percent of the outstanding shares of our common stock as of August 29, 2008. In the Private Placement Transactions,

•	TRT acquired (i) 1,103,242 shares of our Series B Preferred Stock under its Investment Agreement, and (ii) units consisting of Subordinated Notes with an original aggregate face value of $54,725,000, which constituted approximately 19.9% of the principal amount of Subordinated Notes, as well as 126,962 shares of our Series B Preferred Stock under the Purchase Agreement, for a total of 1,230,204 shares of our Series B Preferred Stock;

•	Icahn Partners acquired (i) 1,063,830 shares of our Series B Preferred Stock under its Investment Agreement and (ii) units consisting of Subordinated Notes with an original aggregate face value of $175,000,000, which constituted approximately 64% of the principal amount of Subordinated Notes, as well as 406,000 shares of our Series B Preferred Stock under the Purchase Agreement, for a total of 1,469,830 shares of our Series B Preferred Stock;

•	Greenlight acquired (i) 666,058 shares of our Series B Preferred Stock under its Investment Agreement and (ii) units consisting of Subordinated Notes with an original aggregate face value of $27,500,000, which constituted approximately 10% of the principal amount of Subordinated Notes, as well as 63,800 shares of our Series B Preferred Stock under the Purchase Agreement, for a total of 729,858 shares of our Series B Preferred Stock; and

•	Ironbound acquired (i) 483,559 shares of our Series B Preferred Stock under its Investment Agreement.

Assuming the conversion of the shares of Series B Preferred Stock issued under the Investment Agreements and the Purchase Agreement dated as of June 7, 2008, at the initial conversion price of $5.17 per share, we will issue 61,819,340 shares of common stock, representing 58% of the 106,534,406 shares of common stock we would have outstanding following such conversion. After the conversion, TRT, including the 7,423,333 shares of common stock issued to TRT under the initial TRT investment agreement dated as of May 26, 2008, and the 950,500 shares of common stock recently purchased on the open market, will own 20,611,873 shares of common stock representing 19.4% of the shares of common stock we would have outstanding following such conversion. After the conversion, Icahn Partners, including the 3,455,493 shares of common stock owned prior to the Private Placement Transactions, will own 18,153,793 shares of common stock representing 17.0% of the shares of common stock we would have outstanding following such conversion. After the conversion, Greenlight, including the 2,888,345 shares of common stock owned prior to the Private Placement Transactions, will own 10,186,925 shares of common stock representing 9.6% of the shares of common stock we would have outstanding following such conversion. After the conversion, Ironbound, including the 2,400,744 shares of common stock owned prior to the Private Placement Transactions, will own 7,236,334 shares of common stock representing 6.8% of the shares of common stock we would have outstanding following such conversion. Collectively, after the conversion of the Series B Preferred Stock, TRT, Icahn Partners, Greenlight and Ironbound will own 52% of the shares of common stock we would have outstanding following such conversion. TRT will purchase a certain number of shares of our Series B Preferred Stock under TRT’s Top-off Right.

We entered into an Investment Agreement dated June 7, 2008 with Highside Capital Partners, L.P. and Highside Offshore Ltd. for the purchase of 967,118 shares of Series B Preferred Stock. Highside Capital Partners, L.P. purchased 315,426 shares of Series B Preferred Stock and Highside Offshore Ltd. purchased 651,892 shares of Series B Preferred Stock. Upon receipt of stockholder approval and following conversion into common stock, Highside will own 9,671,180 shares of common stock representing 9.1% of the outstanding shares of common stock. Highside does not currently own shares of common stock.

Other than Mr. Rowling, no other directors or officers of Guaranty purchased any securities in the Private Placement Transactions.

Guaranty Bank has had, and may be expected to have in the future, lending relationships in the ordinary course of business with immediate family members of executive officers and directors and affiliated companies in which they are principal stockholders. In our management’s opinion, the lending relationships with these persons were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal collection risk or present other unfavorable features. Guaranty Bank also offers overdraft service protection in the ordinary course of business to executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

This chart shows the name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent (5%) of the outstanding shares of our common stock as of August 29, 2008. This chart shows (i) the stock ownership of common shares beneficially owned before the conversion of the Series B Preferred Stock into shares of our common stock and (ii) the stock ownership of common shares beneficially owned on a pro forma basis after the conversion of the Series B Preferred Stock, assuming a conversion price of $5.17 per share.

	Shares of		Shares of Common	Percent of
	Common Stock		Stock Beneficially	Class on a
Name and Address of	Beneficially	Percent of	Owned on a Pro	Pro Forma
Beneficial Owner	Owned	Class(1)	Forma Basis(2)	Basis

Robert B. Rowling, et al(3) c/o TRT Holdings, Inc. 600 East Las Colinas Blvd. Suite 1900 Irving, Texas 75039	8,373,833	16.6%	20,675,873	19.4%
Carl C. Icahn, et al(4) c/o Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, New York 10153	3,455,493	7.7%	18,153,793	17.1%
Franklin Mutual Advisers, LLC(5) 100 John F. Kennedy Short Hills, NJ 07078	2,974,009	6.7%	2,974,009	2.8%
Greenlight Capital, L.L.C. et al.(6) 140 East 45th Street, 24th Floor New York, New York 10017	2,888,345	6.5%	10,186,925	9.6%
Ironbound Capital Management LP(7) 902 Carnegie Center Suite 300 Princeton, NJ 08540	2,400,744	5.4%	7,236,334	6.8%
Janus Capital Management LLC(8) 151 Detroit Street Denver, CO 80206	1,878,026	4.2%	1,878,026	1.8%
Vanguard Fiduciary Trust Company(9) 500 Admiral Nelson Blvd. Malvern, PA 19355	1,859,289	4.2%	1,859,289	1.8%
Highside Capital Partners, L.P. and Highside Offshore Ltd.(10) 100 Crescent CT., #860 Dallas, TX 75201	—	—	9,671,180	9.1%

(1)	Based on 44,715,066 shares of common stock outstanding as of August 29, 2008. This pro forma chart does not take into account TRT’s Top-off Shares.

(2)	Based on the common stock outstanding immediately after giving effect to the conversion of Series B Preferred Stock, assuming a conversion price of $5.17 per share. The number of shares beneficially owned by each entity on a pro forma basis includes the securities purchased by such entity under the Investment Agreements and Purchase Agreement.

(3)	Based solely on a review of the Schedule 13D/A dated July 21, 2008 and filed with the SEC on July 23, 2008, the Schedule 13D dated May 30, 2008 and filed with the SEC on June 9, 2008 and Form 4s dated and filed with the SEC on August 22, 2008 by TRT Financial Holdings, LLC and Robert B. Rowling, and the number of shares of Series B Preferred Stock purchased by TRT collectively under its Investment Agreements and the Purchase Agreement. According to the Schedule 13D and Form 4, TRT Financial Holdings, LLC and Robert B. Rowling

have shared voting and dispositive power with respect to 8,309,833 shares of common stock. According to the Schedule 13D, Mr. Rowling is the sole voting member and the managing member of TRT Financial Holdings, LLC. TRT Financial Holdings, LLC directly owns the 8,309,833 shares of common stock and Mr. Rowling indirectly owns such shares of common stock due to his ownership of all of the voting membership interests of TRT Financial Holdings, LLC.

(4)	Based solely on information reported on Schedule 13D/A dated July 21, 2008 and filed with the SEC on July 22, 2008, on Schedule 13D/A dated June 7, 2008 and filed with the SEC on June 12, 2008 and on Schedule 13D dated January 14, 2008 and filed with the SEC on January 24, 2008 (collectively the “Report”) by High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp., Icahn Partners Master Fund LP (“Icahn Master”), Icahn Partners Master Fund II LP (“Icahn Master II”), Icahn Partners Master Fund III LP (“Icahn Master III”), Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp., and Carl C. Icahn, and the number of shares of Series B Preferred Stock purchased by Icahn Partners collectively under its Investment Agreement and the Purchase Agreement. The Report indicates that High River has sole voting and dispositive power with respect to 802,481 shares of common stock; Hopper has shared voting and dispositive power with respect to 802,481 shares of common stock; Barberry Corp. has shared voting and dispositive power with respect to 802,481 shares of common stock; Icahn Master has sole voting and dispositive power with respect to 1,095,118 shares of common stock; Icahn Master II has sole voting and dispositive power with respect to 296,097 shares of common stock; Icahn Master III has sole voting and dispositive power with respect to 112,302 shares of common stock; Icahn Offshore LP has shared voting and dispositive power with respect to 1,503,517 shares of common stock; Icahn Partners has sole voting and dispositive power with respect to 1,149,495 shares of common stock; Icahn Onshore LP has shared voting and dispositive power with respect to 1,149,495 shares of common stock; Icahn Capital LP has shared voting and dispositive power with respect to 2,653,012 shares of common stock; IPH has shared voting and dispositive power with respect to 2,653,012 shares of common stock; Icahn Enterprises Holdings has shared voting and dispositive power with respect to 2,653,012 shares of common stock; Icahn Enterprises GP has shared voting and dispositive power with respect to 2,653,012 shares of common stock; Beckton Corp. has shared voting and dispositive power with respect to 2,653,012 shares of common stock; and Carl C. Icahn has shared voting and dispositive power with respect to 3,455,493 shares of common stock (collectively, the “Record Holders”). The Report states that Barberry Corp. is the sole member of Hopper, which is the general partner of High River; Icahn Offshore LP is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III; Icahn Onshore LP is the general partner of Icahn.

(5)	Based on information reported on Form 13F-HR for the quarter ended December 31, 2007 and filed with the SEC on February 14, 2008 by Franklin Resources, Inc., as reporting manager for Franklin Mutual Advisers, LLC (“Franklin”). According to the Form 13F-HR, Franklin has reported ownership with respect to 2,974,009 shares of common stock. Form 13F-HR does not represent the reported percentage of ownership in Guaranty common stock by Franklin. We have applied Regulation S-K Item 403, Instruction 3, in determining the number of shares of common stock beneficially owned. Percentage of ownership based on total shares of common stock outstanding as of August 29, 2008.

(6)	Based solely on information reported on Schedule 13G, dated January 9, 2008 and filed with the SEC on January 22, 2008, by Greenlight Capital, L.L.C. (“Greenlight LLC”), Greenlight Capital, Inc. (“Greenlight Inc.”), DME Advisors, L.P. (“DME LP”), DME Advisors GP, L.L.C. (“DME GP”) (together with Greenlight LLC, Greenlight Inc. and DME LP, “Greenlight”), and Mr. David Einhorn, and the number of shares of Series B Preferred Stock purchased by Greenlight collectively under its Investment Agreement and the Purchase Agreement. According to the Schedule 13G, Greenlight LLC has sole voting and dispositive power with respect to 1,175,327 shares of common stock; Greenlight Inc. has sole voting and dispositive power with respect to 1,338,347 shares of common stock; DME LP has sole voting and dispositive power with respect to 364,871 shares of common stock; DME GP has sole voting and dispositive power with respect to 364,871 shares of common stock; and David Einhorn has sole voting and dispositive power with respect to 2,878,545 shares of common stock. Mr. Einhorn is principal of Greenlight and is deemed to beneficially own 2,878,545 shares owned by Greenlight’s clients. Greenlight and Mr. Einhorn disclaim beneficial ownership of the securities owned by Greenlight’s clients.

(7)	Based solely on information reported on Schedule 13G, dated March 28, 2008 and filed with the SEC on March 28, 2008 by Ironbound Capital Management LP (“Ironbound LP”), Ironbound Capital LLC (“Ironbound LLC”), Ironbound Associates LLC (“Ironbound Associates”) and Mr. Stephen I. Silverman, and the number of shares of Series B Preferred Stock purchased by Ironbound collectively under its Investment Agreement and the Purchase Agreement. According to the Schedule 13G, Ironbound LP has shared voting and dispositive power with respect to 1,723,173 shares of common stock; Ironbound LLC has shared voting and dispositive power with respect to 1,723,173 shares of common stock; Ironbound Associates has shared voting and dispositive power with respect to 283,213 shares of common stock; and Mr. Silverman has shared voting and dispositive power with respect to 2,006,386 shares of common stock. According to the Schedule 13G, Mr. Silverman is the managing member of Ironbound LLC, which is the general partner of Ironbound LP, and is the managing member of Ironbound Associates; Ironbound LP, in its role as investment advisor, possesses voting and dispositive power with respect to the shares of common stock owned by its clients; and Ironbound Associates is the general partner of Ironbound Partners LP which owns less than 5% of the outstanding common stock. According to the Schedule 13G, Ironbound LP, Ironbound LLC, Ironbound Associates and Mr. Silverman disclaim beneficial ownership of these securities.

(8)	Based solely on information reported on Schedule 13G, dated December 31, 2007 and, filed with the SEC on February 14, 2008 by Janus Capital Management LLC (“Janus”). The Schedule 13G indicates that Janus has an indirect 86.5% ownership stake in Enhanced Investment Technologies LLC (“InTech”) and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”). Also according to the Schedule 13G, Janus, InTech and Perkins Wolf are registered investment advisors and furnish investment advice to various investment companies and individual and institutional clients and, as a result, InTech and Perkins Wolf may be deemed the beneficial owners of 963,985 and 914,041, respectively, shares of our common stock. Also according to the Schedule 13G, neither InTech nor Perkins Wolf have the right to receive any dividends from, or the proceeds from the sale of, the securities held in such companies and clients and disclaims ownership associated with such rights. According to the Schedule 13G, Janus has shared voting and dispositive power with respect to 1,878,026 shares of common stock.

(9)	Based solely on information reported on Schedule 13G dated December 31, 2007 and filed with the SEC February 7, 2008 by Vanguard Fiduciary Trust Company (“Vanguard”), in its capacity as trustee of certain employee benefit plans which hold shares of Guaranty in trust for the benefit of the employees in the plans. According to the Schedule 13G, Vanguard has shared voting and dispositive power with respect to 1,859,289 shares of common stock. Vanguard disclaims beneficial ownership of all shares held in trust by the trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received.

(10)	Highside does not currently own shares of common stock. Based on the Investment Agreement dated June 7, 2008 between Highside Capital Partners, L.P., Highside Offshore Ltd. and Guaranty, Highside purchased 967,118 shares of Series B Preferred Stock (Highside Capital Partners, L.P. purchased 315,426 shares of Series B Preferred Stock and Highside Offshore Ltd. purchased 651,892 shares of Series B Preferred Stock). Upon receipt of stockholder approval and following conversion into common stock, Highside will own 9,671,180 shares of common stock representing 9.1% of the outstanding shares of common stock.

Security Ownership of Management

The following table sets forth, as of August 29, 2008 (including, for purposes of this table, Mr. Robert B. Rowling, who was appointed to our board of directors on May 30, 2008), except as otherwise specified, the beneficial ownership of common stock (including shares with respect to which the following persons have the right to acquire beneficial ownership within 60 days after such date) by each director and director nominee of Guaranty, the Named Executive Officers as set forth in our Proxy Statement filed on April 11, 2008 and all of our directors, director nominees and executive officers as a group.

We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of certain shares listed in the table, the directors and executive officers do not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

				Additional Ownership(1)
				Shares				Phantom
				Issuable on			Restricted	Shares		Total
	Beneficial Ownership			Exercise of			Stock Units	Deferred		Beneficial
	Amount and		Beneficial	Options on			Payable	and Payable	Total	and
	Nature		Ownership	or After	Performance	Restricted	Upon	Upon	Additional	Additional
	of Beneficial		Percent	August 29,	Stock Units	Stock Units	Retirement	Retirement	Ownership	Ownership
Beneficial Owner	Ownership		of Class	2008	(2)	(2)	(3)	(4)	(d + e + f + g + h)	(b + i)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Directors:

David W. Biegler	3,000	(3)	*	—	—	—	18,780	—	18,780	21,780

Larry R. Faulkner	6,732	(3)(4)(6)	*	—	—	—	23,219	5,991	29,210	35,942

Robert V. Kavanaugh	6,430	(3)(8)	*	—	—	—	18,844	—	18,844	25,274

Edward R. McPherson	0	(3)	*	—	—	—	4,758	—	4,758	4,758

Robert D. McTeer	10,000	(3)	*	—	—	—	23,961	—	23,961	33,961

Robert B. Rowling(1)	8,373,833	(1)	18.73%	—	—	—	13,890	—	13,890	8,387,723

John Stuart III	9,044	(3)(6)	*	—	—	—	26,121	—	26,121	35,165

Larry E. Temple	118,301	(3)	*	—	—	—	22,424	—	22,424	140,725

James J. Unger	0	(3)	*	—	—	—	9,297	—	9,297	9,297

Named Executive Officers:

Kenneth R. Dubuque	376,171	(2)(5)(6)(7)	*	12,250	—	25,832	—	—	38,082	251,535

Ronald D. Murff	107,300	(2)(5)(6)(7)	*	2,551	—	1,400	—	—	3,951	96,251

Robert B. Greenwood	91,974	(2)(5)(6)(7)	*	3,500	—	1,750	—	—	5,250	86,224

Harold L. Shults, Jr.	42,447	(2)(5)(6)(7)	*	2,871	—	1,575	—	—	4,446	46,893

Kevin J. Hanigan	97,913	(2)(5)(6)(7)	*	3,084	—	1,750	—	—	4,834	77,747

Group:

All directors and executive officers (18 persons) as a group	9,448,371	(1)(2)(5) (6)(7)(9)	21.1%	35,696	—	37,872	161,294	5,991	240,853	9,689,224

*	Less than one percent based upon a total of 44,715,066 shares of common stock issued and outstanding on August 29, 2008. “Additional Ownership” is not included in the SEC’s definition of “Beneficial Ownership.”

(1)	Includes 8,373,833 shares of common stock held by TRT Financial Holdings, LLC for which Mr. Rowling serves as sole voting member and the managing member. As the sole voting and managing member of TRT Financial Holdings, LLC, Mr. Rowling may be deemed to be the beneficial owner of 20,675,873 shares of common stock issuable upon the conversion of the Series B Preferred Stock.

(2)	Includes performance stock units (or PSUs) and restricted stock units (or RSUs) acquired upon the spin-off from Temple-Inland effective December 28, 2007 that vest on the third anniversary from the date of grant if minimum return on investment (or ROI) criteria are met. PSUs and RSUs will be settled in cash. PSUs for Mr. Dubuque (3,333) vested and were settled in cash effective May 2, 2008.

(3)	Includes shares of our common stock underlying RSUs granted in connection with election to defer director’s fees into RSUs under our director fee deferral plan that will be settled in our common stock or the cash equivalent thereof upon retirement.

		2008
		Annual
		Restricted
	2008	Stock
	Deferred	Unit
Director	Fees	Award	Total

Biegler	14,022	4,758	18,780
Faulkner	18,461	4,758	23,219
Kavanaugh	14,086	4,758	18,844
McPherson	—	4,758	4,758
McTeer	19,203	4,758	23,961
Rowling	4,783	9,107	13,890
Stuart	21,363	4,758	26,121
Temple	17,666	4,758	22,424
Unger	3,858	5,439	9,297

(4)	Includes 14,557 phantom shares in respect of our common stock held by Mr. Jastrow, resulting from equitable adjustment in connection with the spin-off to his phantom shares in respect of Temple-Inland common stock acquired under a Temple-Inland deferred compensation plan. Includes 5,991 phantom shares in respect of our common stock held by Dr. Faulkner, resulting from equitable adjustment in connection with the spin-off to his phantom shares in respect of Temple-Inland common stock acquired under a Temple-Inland director fee deferral plan. In addition, under the Temple-Inland director fee deferral plan, director fees could be deferred into phantom shares. In connection with our spin-off, those directors who held Temple-Inland phantom shares received phantom shares in respect of our common stock. Under the Temple-Inland deferred compensation plan and the Temple-Inland director fee deferral plan, phantom shares deferred through 2005 is payable in shares of common stock at retirement, and phantom shares deferred in 2006 and later are payable in cash based on the stock price at retirement.

(5)	Includes restricted stock granted on February 26, 2008 under our 2007 Stock Incentive Plan (SIP) that vest three years from the date of grant, 50% of the award value is cliff vested based on 3-year average after-tax return on equity (or ROE) performance and 50% of the award value vests in 25% increments per year over a four year period from the date of grant assuming annual achievement of minimum after tax earnings.

(6)	Includes the following number of shares of common stock issuable upon the exercise of options exercisable within a period of 60 days from August 29, 2008.

Directors:		Named Executive Officers:

Faulkner	6,666	Dubuque	22,816
Stuart	3,333	Murff	16,195
		Greenwood	1,482
		Shults	3,886
		Hanigan	2,431

All directors and executive officers (18 persons) as a group — 78,286.

(7)	Named Executive Officer shares are held by a trustee under our 401(k) plan:

Named Executive Officers:

Dubuque	76
Murff	1,894
Greenwood	808
Shults	52
Hanigan	919

All shares held for all directors and executive officers (18 persons) as a group — 13,458. SEC rules consider these shares to be beneficially owned.

(8)	Includes 6,430 shares held in a trust over which Mr. Kavanaugh and his spouse are trustees, sole beneficiaries and have sole voting and dispositive power.

(9)	Includes 3,663 shares owned by relatives of all directors and executive officers (18 persons) as a group. SEC rules consider these shares to be beneficially owned, but the individuals disclaim any beneficial interest in such shares.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Stockholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. While we do not “household,” some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our Annual Meeting of Stockholders by submitting their proposals to us in a timely manner. To be included in the proxy statement for the 2009 Annual Meeting, stockholder proposals must be received by us by December 12, 2008 and must comply with the requirements of Rule 14a-8.

Our By-laws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before February 16, 2009 or after March 13, 2009. Our By-laws require that the notice of the proposal contain information concerning the proposing stockholder and the proposal. Our By-laws also contain an advance notice procedure for the nomination of candidates for election to the board of directors by stockholders. A copy of the By-laws advance notice provision may be obtained, without charge, upon written request to our Corporate Secretary at 8333 Douglas Avenue, Dallas, Texas 75225.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information we file with the SEC as specified below will update and supersede that information. We incorporate by reference Items 7, 7A, 8 and 9 from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Items 1, 2 and 3 of Part I of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 and any other items in that Quarterly Report expressly updating the above referenced items from our Annual Report on Form 10-K.

This proxy statement incorporates important business and financial information about Guaranty from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement through our website, www.guarantygroup.com and from the SEC at its website, www.sec.gov or by requesting them in writing to Guaranty Financial Group Inc., 1300 MoPac Expressway South, Austin, Texas 78746, Attn: Investor Relations or by telephone at (214) 360-1967. To receive timely delivery of the documents in advance of the special meeting, you should make your request no later than September 15, 2008.

This Proxy Statement is being sent to you by the Guaranty Board of Directors.

Scott A. Almy
Secretary
September 5, 2008
Austin, Texas

NNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 123456 C0123456789 12345 NNNNNNN 0 1 8 8 5 4 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T NNNNNNNNNNNNNNN C123456789 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 00XNPD 0 1 B V + Special Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposal — The Directors of Guaranty Financial Group Inc. recommend voting FOR proposal 1. Change of Address — Please print new address below. Comments — Please print your comments below. For Against Abstain 1. The special meeting will be held to approve the mandatory conversion of our Series B Mandatory Convertible Perpetual Cumulative Preferred Stock into shares of our common stock. Stockholder approval at this special meeting will apply to Series B Mandatory Convertible Perpetual Cumulative Preferred Stock we issued to investors and will issue to investors through our recent private placement transactions. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 29, 2008. Vote by Internet • Log on to the Internet and go to www.investorvote.com/gfg • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

This Proxy is Solicited on Behalf of the Board of Directors for the Special Meeting on September 29, 2008 The undersigned hereby acknowledges receipt of the notice of the Special Meeting of Stockholders and proxy statement each dated September 5, 2008 and does hereby appoint Kenneth R. Dubuque, Ronald D. Murff and Mark A. Crawford and each of them as Proxies, each with the power to appoint his substitute and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Guaranty Financial Group Inc. held of record by the undersigned on August 29, 2008 at the Special Meeting of Stockholders to be held on September 29, 2008, and any adjournment(s) thereof. THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE CONVERSION OF OUR SERIES B MANDATORY CONVERTIBLE PERPETUAL CUMULATIVE PREFERRED STOCK INTO OUR COMMON STOCK. YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted on appear on reverse side.) . Proxy — Guaranty Financial Group Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.